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                                                                    Exhibit 15.0

AVANIR Pharmaceuticals
San Diego, California 92121

We have made a review, in accordance with standards established by the American Institute of Certified Public Accountants, of the unaudited interim financial information of AVANIR Pharmaceuticals and subsidiary as of June 30, 2003 and the related consolidated statements of operations and cash flows for the three-month and nine-month periods ended June 30, 2003 and 2002, as indicated in our report dated August 6, 2003; because we did not perform an audit, we expressed no opinion on that information.

We are aware that our report referred to above, which is included in your Quarterly Report on Form 10-Q for the quarter ended June 30, 2003, is incorporated by reference in Registration Statement Nos. 33-71276, 33-94370, 333-83089, 333-84183 and 333-38094 on Form S-8 and Registration Statement Nos. 33-49082, 33-76094, 333-24549, 333-76641, 333-77925, 333-31442, 333-32776,
333-34958, 333-35934 and 333-107820 on Form S-3.

We also are aware that the aforementioned report, pursuant to Rule 436(c) under the Securities Act of 1933, is not considered a part of the Registration Statement prepared or certified by an accountant or a report prepared or certified by an accountant within the meaning of Sections 7 and 11 of that Act.

DELOITTE & TOUCHE LLP

San Diego, California
August 14, 2003